Exhibit 99.1

FOR IMMEDIATE RELEASE
Investor Relations and Media Contact:
Don Duffy or John Flanagan
Integrated Corporate Relations 203-682-8200

McCormick & Schmick’s Seafood Restaurants, Inc. Reports Fourth Quarter 2005 Results

Revenue of $82 Million and $0.31 Diluted Earnings Per Share

Portland, Oregon – (Business Wire) – February 13, 2006 – McCormick & Schmick’s Seafood Restaurants, Inc. (Nasdaq: MSSR) today reported financial results for its fiscal fourth quarter and year ended December 31, 2005.

Highlights for the fourth quarter of 2005 compared to the fourth quarter of 2004:

•	Revenues increased 26.3% to $82.0 million
•	Comparable restaurant sales increased 3.8%
•	Operating income increased 31.6% to $6.6 million from $5.0 million
•	Net income was $4.5 million compared to $7.6 million, which included a $3.0 million tax benefit in 2004
•	Diluted earnings per share was $0.31 compared to $0.55, which included a $0.21 per share tax benefit in 2004

Highlights for fiscal year 2005 as compared to fiscal year 2004:

•	Revenues increased 16.8% to $278.8 million
•	Comparable restaurant sales increased 3.0%
•	Net income was $11.0 million compared to $0.7 million, which included a $3.7 million tax benefit in 2004
•	Diluted earnings per share was $0.78 compared to $0.07, which included a $0.35 per share tax benefit in 2004

“Our fourth quarter concluded a very successful year for McCormick and Schmick’s. Our results reflect the dedication of the entire team in creating great guest experiences at all of our restaurants, managing operations effectively in a challenging cost environment, and successfully opening new units across the country on time. Our guests continue to embrace our brand due to the freshness of our seafood and our commitment to the best affordable upscale dining experience,” said Saed Mohseni, Chief Executive Officer.

Fiscal year 2005 was a fifty-three week year for the Company compared to fiscal year 2004, which was a fifty-two week year, resulting in one additional operating week in the fourth quarter of 2005. The favorable impact to revenues from the additional operating week was $5.9 million.

Fourth Quarter 2005 Results

Revenues in the fourth quarter of 2005 increased 26.3% to $82.0 million from $64.9 million in the fourth quarter of 2004. The growth in revenues is attributable to a 3.8% increase in comparable restaurant sales (thirteen weeks to thirteen weeks), revenues from restaurants not in the comparable base, and $5.9 million of sales attributable to the fourteenth week in the fiscal quarter. The 3.8% comparable restaurant sales increase was primarily the result of improved guest counts coupled with higher menu pricing.

The Company opened two company-owned restaurants during the fourth quarter of 2005, one in Pittsburgh, Pennsylvania and the other in Bellevue, Washington.

Total restaurant operating costs, consisting of food and beverage, labor, operating, and occupancy costs, were $67.8 million in the fourth quarter of 2005, or 82.7% of revenues, compared to $53.8 million in the fourth quarter of 2004, or 82.8% of revenues. The decrease in total operating costs as a percentage of revenues is primarily the result of the leveraging of fixed occupancy costs due to higher average weekly sales volumes, partially offset by higher utility and marketing costs.

General and administrative expenses were $4.7 million in the fourth quarter of 2005, or 5.7% of revenues, compared to $3.6 million in the fourth quarter of 2004, or 5.5% of revenues. General and administrative expenses as a percentage of revenues increased primarily due to additional performance based compensation expense.

Operating income increased 31.6% to $6.6 million in the fourth quarter of 2005, compared to operating income of $5.0 million in the fourth quarter of 2004.

Net income in the fourth quarter of 2005 was $4.5 million, or $0.31 per diluted share, compared to net income of $7.6 million, or $0.55 per diluted share, in the fourth quarter of 2004. The fourth quarter of 2004 results included a $3.0 million tax benefit, or $0.21 per share.

Fiscal Year 2005 Financial Results

Revenues for fiscal year 2005 increased 16.8% to $278.8 million from $238.8 million for fiscal year 2004. The growth in revenues is attributable to a 3.0% increase in comparable restaurant sales (fifty-two weeks to fifty-two weeks), revenues from restaurants not in the comparable base, and $5.9 million from the fifty-third week in fiscal 2005. The 3.0% comparable restaurant sales increase was primarily the result of improved guest counts coupled with higher menu pricing.

Net income for fiscal year 2005 was $11.0 million, or $0.78 per diluted share, compared to net income of $0.7 million, or $0.07 per diluted share, in fiscal year 2004. The fiscal year 2004 results included a $3.7 million tax benefit, or $0.35 per share.

Financial Guidance

The Company expects first quarter 2006 revenues to be between $70.0 million and $71.0 million and a comparable restaurant sales increase between 3% to 4%. Diluted earnings per share are expected to be between $0.12 and $0.14. This range includes the estimated impact of adopting Statement of Financial Accounting Standards No. 123R “Share Based Payment” (SFAS No. 123R), which requires the expensing of stock issued to employees ($0.01 to $0.02 per diluted share). The Company intends to open two restaurants in the first quarter of 2006, one in Columbus, Ohio, and the other in Minneapolis, Minnesota.

The Company expects fiscal year 2006 revenues to be between $303 million and $307 million and a comparable restaurant sales increase of approximately 2% to 3%. Diluted earnings per share are expected to be between $0.83 and $0.87. This range includes the estimated impact of adopting SFAS No. 123R ($0.05 to $0.06 per diluted share).

Conference Call

The Company will host a conference call to discuss fourth quarter and fiscal year 2005 financial results today at 5:00 PM ET. Hosting the call will be Douglas Schmick, Chairman and President, Saed Mohseni, Chief Executive Officer, and Manny Hilario, Chief Financial Officer.

The conference call can be accessed live over the phone by dialing 1-800-289-0572, or for international callers 1-913-981-5543. A replay will be available one hour after the call and can be accessed by dialing 1-888-203-1112 or 1-719-457-0820 for international callers; conference ID is 7410226. The replay will be available until February 27, 2006. The call will be webcast live from the Company’s website at www.McCormickandSchmicks.com under the investor relations section.

About the Company

McCormick & Schmick’s Seafood Restaurants, Inc. is a leading national seafood restaurant operator in the affordable upscale dining segment. Over the past 34 years, it has successfully grown to 59 restaurants in 24 states by focusing on serving a broad selection of fresh seafood. McCormick & Schmick’s inviting atmosphere and high quality, diverse menu offering and compelling price-value proposition appeals to a broad customer base—from casual diners, families and tourists to business travelers and special occasion diners.

Forward-Looking Statements

The financial guidance we provide for our first quarter and fiscal 2006 and the number of restaurants we intend to open in our first quarter and fiscal 2006 are forward-looking statements. These forward-looking statements are based on information available to us on the date of this release and we assume no obligation to update these forward-looking statements for any reason. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those described in the statements. These risks and uncertainties include, but are not limited to, the following: factors that could affect our ability to achieve and manage our planned expansion, such as the availability of qualified employees and the availability of a sufficient number of suitable new restaurant sites; changes in the availability and costs of food; potential fluctuation in our quarterly operating results due to seasonality and other factors; the continued service of key management personnel; our ability to protect our name and logo and other proprietary information; changes in consumer preferences, general economic conditions or consumer discretionary spending; health concerns about our food products; the impact of federal, state or local government regulations relating to our employees and the sale of food or alcoholic beverages; the impact of litigation; the potential effects of inclement weather or terrorist attacks; the effect of competition in the restaurant industry; cost and availability of capital; and other risk factors described from time to time in SEC reports filed by McCormick & Schmick’s Seafood Restaurants, Inc.

McCormick & Schmick’s Seafood Restaurants, Inc. and Subsidiaries

Consolidated Statements of Operations—Unaudited

(In thousands, except per share data)

	Period ended
	December 25, 2004	December 31, 2005	December 25, 2004	December 31, 2005
	(13 weeks)	(14 weeks)	(52 weeks)	(53 weeks)
Revenues	$64,924	$82,028	$238,757	$278,813

Restaurant operating costs
Food and beverage	18,880	23,930	70,873	81,630
Labor	19,526	24,665	75,081	86,823
Operating	9,639	12,396	35,204	41,857
Occupancy	5,722	6,857	21,401	24,790

Total restaurant operating costs	53,767	67,848	202,559	235,100
General and administrative expenses	3,557	4,660	12,062	15,105
Restaurant pre-opening costs	167	449	2,393	2,496
Depreciation and amortization	2,448	2,513	10,723	9,608
Management fees and covenants not to compete	—	—	4,241	—

Total costs and expenses	59,939	75,470	231,978	262,309

Operating income	4,985	6,558	6,779	16,504
Interest expense	314	96	2,680	550
Accrued dividends and accretion on mandatorily redeemable preferred stock	—	—	5,759	—
Write-off of deferred loan costs on early extinguishment of debt	—	—	1,288	—

Income (loss) before income taxes	4,671	6,462	(2,948)	15,954
Income tax expense (benefit)	(2,973)	2,003	(3,651)	4,946

Net income	$7,644	$4,459	$703	$11,008

Net income per share
Basic	$0.55	$0.32	$0.07	$0.80
Diluted	$0.55	$0.31	$0.07	$0.78
Shares used in computing net income per share
Basic	13,782	13,841	10,387	13,798
Diluted	13,896	14,187	10,416	14,047

McCormick & Schmick’s Seafood Restaurants, Inc. and Subsidiaries

Margin Analysis—Unaudited

(In thousands)

	Period ended
	December 25, 2004		December 31, 2005
	(13 weeks)		(14 weeks)
Revenues	$64,924	100.0%	$82,028	100.0%

Restaurant operating costs
Food and beverage	18,880	29.1%	23,930	29.2%
Labor	19,526	30.1%	24,665	30.1%
Operating	9,639	14.8%	12,396	15.1%
Occupancy	5,722	8.8%	6,857	8.3%

Total restaurant operating costs	53,767	82.8%	67,848	82.7%
General and administrative expenses	3,557	5.5%	4,660	5.7%
Restaurant pre-opening costs	167	0.2%	449	0.5%
Depreciation and amortization	2,448	3.8%	2,513	3.1%

Total costs and expenses	59,939	92.3%	75,470	92.0%

Operating income	4,985	7.7%	6,558	8.0%
Interest expense	314	0.5%	96	0.1%

Income before income taxes	4,671	7.2%	6,462	7.9%
Income tax expense (benefit)	(2,973)	(4.6%)	2,003	2.5%

Net income	$7,644	11.8%	$4,459	5.4%

McCormick & Schmick’s Seafood Restaurants, Inc. and Subsidiaries

Margin Analysis—Unaudited

(In thousands)

	Period ended
	December 25, 2004		December 31, 2005
	(52 weeks)		(53 weeks)
Revenues	$238,757	100.0%	$278,813	100.0%

Restaurant operating costs
Food and beverage	70,873	29.7%	81,630	29.3%
Labor	75,081	31.4%	86,823	31.1%
Operating	35,204	14.7%	41,857	15.0%
Occupancy	21,401	9.0%	24,790	8.9%

Total restaurant operating costs	202,559	84.8%	235,100	84.3%
General and administrative expenses	12,062	5.1%	15,105	5.4%
Restaurant pre-opening costs	2,393	1.0%	2,496	0.9%
Depreciation and amortization	10,723	4.5%	9,608	3.5%
Management fees and covenants not to compete	4,241	1.8%	—	—

Total costs and expenses	231,978	97.2%	262,309	94.1%

Operating income	6,779	2.8%	16,504	5.9%
Interest expense	2,680	1.1%	550	0.2%
Accrued dividends and accretion on mandatorily redeemable preferred stock	5,759	2.4%	—	—
Write-off of deferred loan costs on early extinguishment of debt	1,288	0.5%	—	—

Income (loss) before income taxes	(2,948)	(1.2%)	15,954	5.7%
Income tax expense (benefit)	(3,651)	(1.5%)	4,946	1.8%

Net income	$703	0.3%	$11,008	3.9%